Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Wenwei Tian, Chief Operating Officer,
CCG Investor Relations	Director of Investors Relations
+1-646-213-1915	Puda Coal, Inc.
crocker.coulson@ccgir.com	+86-351-228-1302
www.ccgirasia.com	awtian@yahoo.com
www.pudacoalinc.com

Puda Coal Announces Strong Third Quarter Results

Q3 Revenue Rises 83% and Net Income Climbs 94% Year over Year

TAIYUAN, SHANXI, China, November 10, 2008 - Puda Coal, Inc. (OTC BB: PUDC) , a supplier of China's high grade metallurgical coking coal used to make coke for the purposes of steel manufacturing, today announced its strong financial results for the quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•	Third quarter revenue reached a record $74.1 million, up 82.7% from the third quarter last year
•	Operating income totaled $9.0 million, up 63.1% from the third quarter last year
•	Net income was $6.5 million or $0.06 per fully diluted share, up 94.3% from $3.4 million, or $0.03 per fully diluted share, for third quarter last year
•	Sales of cleaned coal totaled 603,000 metric tons (MT), up 22.6% from third quarter last year
•	Average selling price of cleaned coal rose 35.2% to approximately $123 per MT (after adjusting for exchange rate differences) from the third quarter last year
•	Launched new corporate website: www.pudacoalinc.com
•	To present at the Rodman & Renshaw Annual Global Investment Conference in New York and conduct non-deal roadshow in the U.S. in November

“We are extremely pleased with the significant increase in both our top and bottom line performance during the third quarter, which was the result of strong demand for our high grade coking coal and a substantial increase in selling prices,” said Mr. Zhu, CEO and President of Puda Coal. “We plan to maintain a strong level of cash flow and liquidity to fuel our operations in the fourth quarter of 2008 and in 2009,” added Mr. Zhu.

Results for the Third Quarter 2008

For the quarter ended September 30, 2008, total revenue was $74.1 million, up 82.7% from $40.5 million in the same quarter last year. This revenue growth was driven by larger customer order volume from existing and new clients for high-grade coking coal. Sales of cleaned coal were 603,000 MT, up 22.6% from 492,000 MT in the same period last year. The average selling price was approximately $123 (after adjusting for exchange rate differences), up 35.2% from $91 for the same quarter of 2007. The increases in tonnage sales and selling price of cleaned coal were the primary reasons for the increase in the net revenue.

Gross profit for the quarter was $10.2 million, up 53.1% from $6.7 million for the same period of 2007. Gross margin was 13.8% in the quarter, down from 16.4% in the same period last year. The 2.6 percentage point decline was attributable to an increase in the average purchase price of raw coal, which rose from $56 per ton in the third quarter of 2007 to $90 per ton in the current quarter. The increase in the average price of raw coal was partially offset by the increase in the average selling price of cleaned coal.

Operating expenses for the third quarter of 2008 were $1.2 million, up 5.1% from $1.1 million in the same period last year. Selling expenses increased 12.8% in support of the increase in net revenue, while general and administrative expenses declined 6.6%. As a percentage of net revenue, operating expenses were 1.6% in the third quarter of 2008, compared to 2.8% in the same quarter last year.

Operating income was $9.0 million, or 12.1% of revenue in the third quarter of 2008, up 63.1% from $5.5 million, or 13.6% of net revenue in the third quarter of 2007.

Interest expense and debt financing costs totaled $0.3 million in the third quarter of 2008, down from $0.9 million a year ago. This decrease was primarily due to lower non-cash expenses related to the amortization of the discount on the Company’s convertible notes and warrants in the current quarter. In addition, the Company incurred a penalty of $0.4 million in the third quarter of 2007 due to a delay in the effectiveness of the registration statement related to its November 2005 private placement. The penalty was paid in shares of the Company’s common stock.

During the third quarters of 2008 and 2007, the Company recorded non-cash gains of $0.1 million and $0.6 million, respectively, for the gain in fair value of the warrants issued in the November 2005 private placement.

Income tax expense increase 21.1% to $2.3 million in the third quarter of 2008 from $1.9 million in the year ago period due to the increase in operating profit at the Company’s operating company, Shanxi Coal. This was partially offset by a reduction in the income tax rate to 25% from 33%, effective January 2008.

Net income was $6.5 million, or $0.06 per fully diluted share, compared to $3.4 million, or $0.03 per fully diluted share, in the third quarter of 2007.

Nine Month Results

Net revenue was $177.8 million for the nine months ended September 30, 2008, up 53.2% from $116.0 million in the same period of 2007. Gross profit was $24.3 million, or 13.7% of revenue, up 17.1% from $20.8 million, or 17.9% of revenue, for the nine months ended September 30, 2007. Operating income was $20.4 million, or 11.5% of revenue, up 19.4% from $17.1 million, or 14.7% of revenue, in the first nine months of 2007. Net income was $13.7 million, or $0.13 per fully diluted share, compared with net income of $6.5 million, or $0.07 per fully diluted share, in the nine months ended September 30, 2007.

Financial Condition

As of September 30, 2008, Puda Coal had $39.4 million in cash and cash equivalents and $63.3 million in working capital and a current ratio of 4.0:1. Long-term debt, excluding current portion, was $8.1 million and shareholders’ equity stood at $68.3 million up from $48.6 million at the end of 2007.

The Company generated $22.6 million in cash from operating activities for the nine months ended September 30, 2008, compared to cash used in operating activities of $17.4 million in the same period last year. This was primarily due to a decrease in working capital needs resulting from decreased inventory. As of September 30, 2008, the Company had approximately $25.4 million in inventories, of which $12.3 million was raw materials.

Business Outlook

Due to high prices for raw materials used in steel making and other economic factors, China’s steel industry is currently experiencing slower production, which the Company believes will have a slight impact on its tonnage sales in the next two quarters or a relatively longer time.

In the longer term, Puda Coal believes the outlook for its coal washing operations remains attractive, as the Company has maintained a stable increased customer base and supply channels, and the demand for high-grade coking coal will continue to increase due to the development programs of China’s western regions, which is expected to drive demand for steel in the long term. The Company is currently operating at approximately 69% utilization and has the capacity to meet the increases in future demand. In addition, the Company intends to execute its strategy of entering the coal mining business to increase profitability.

“While steel production in China is currently experiencing some softness, we believe the ongoing need for steel in China’s long-term economic development will continue to drive the demand for steel. This provides significant opportunities for suppliers of cleaned coking coal like us,” said Mr. Zhu. “We believe Puda Coal is particularly well positioned to capture this  opportunity because of our excellent customer relationships and ability to provide our customers with large quantities of high grade cleaned coal.”

Upcoming Events

Puda Coal will present at the upcoming Rodman & Renshaw Annual Global Investment Conference held November 10-12 at the New York Palace Hotel in New York City. During the conference, Puda Coal’s management will be available for one-on-one meetings.

To complement its participation at the conference, Puda Coal is participating in a non-deal roadshow from November 10-14. Ms. Laby Wu, Puda Coal’s Chief Financial Officer and Mr. Wenwei Tian, Puda Coal’s COO and Director of Investor Relations will visit securities analysts and other investors in New York, Chicago and Dallas.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Monday, November 10, 2008 to discuss results for the third quarter of 2008. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-481-7939. International callers should dial 617-847-8707. When prompted by the operator, mention Conference Passcode 390-702-85. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, November 10 at 11:00 a.m. ET. To access the replay, please dial 888-286-8010 and enter the passcode 950-343-30. International callers should dial 617-801-6888 and enter the same passcode 950-343-30.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium grade coking coal to the steel making industry in China for use in making coke. The Company currently possesses 3.5 million metric tons of annual coking coal cleaning capacity. Shanxi Province provides 20 - 25% of China's coal output and supplies nearly 50% of China's coke.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity as well as local and global economic and financial conditions. For example, our management’s expectation about China’s continued growth of the demand for high-grade coking coal, our business strategies such as our plan to acquire coal mines, and our belief that our management will successfully execute such business strategies to enhance our profitability, are subject to, among other things, the risks and uncertainties relating to the market condition beyond our control. We will not, and we assume no obligation to, publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

- FINANCIAL TABLES FOLLOW-

PUDA COAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2008 and 2007
(In thousands of United States dollars, except for per share data)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007

NET REVENUE	$74,051	$40,536	$177,837	$116,048

COST OF REVENUE	63,861	33,881	153,497	95,260

GROSS PROFIT	10,190	6,655	24,340	20,788

OPERATING EXPENSES
Selling expenses	783	694	2,395	2,240
General and administrative expenses	422	452	1,525	1,444

TOTAL OPERATING EXPENSES	1,205	1,146	3,920	3,684

INCOME FROM OPERATIONS	8,985	5,509	20,420	17,104

INTEREST INCOME	31	18	84	58

INTEREST EXPENSE	(191)	(345)	(588)	(1,346)

DEBT FINANCING COSTS	(118)	(515)	(740)	(1,921)

DERIVATIVE UNREALIZED FAIR VALUE GAIN/(LOSS)	121	588	341	(1,260)

OTHER EXPENSE	-	-	(719)	-

INCOME BEFORE INCOME TAXES	8,828	5,255	18,798	12,635

INCOME TAXES	(2,289)	(1,890)	(5,101)	(6,093)

NET INCOME	6,539	3,365	13,697	6,542

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	483	654	3,943	1,804

COMPREHENSIVE INCOME	$7,022	$4,019	$17,640	$8,346

EARNINGS PER SHARE
- BASIC	$0.06	$0.03	$0.13	$0.07
- DILUTED	$0.06	$0.03	$0.13	$0.07

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- BASIC	107,291,751	100,188,544	105,936,997	97,017,522
- DILUTED	107,291,751	116,548,514	105,936,997	97,023,280

PUDA COAL, INC.

CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(In thousands of United States dollars)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,429	$16,381
Restricted cash	233	233
Accounts receivable, net	10,677	8,137
Other receivables
- Related parties	2	4
- Third parties	-	6
Advances to suppliers
- Related parties	795	685
- Third parties	7,597	1,363
Inventories	25,357	35,953

Total current assets	84,090	62,762

PROPERTY, PLANT AND EQUIPMENT, NET	13,776	15,018

INTANGIBLE ASSETS, NET	3,419	3,484

TOTAL ASSETS	$101,285	$81,264

CURRENT LIABILITIES
Current portion of long-term debt
- Related party	$1,300	$1,300
Accounts payable
- Related parties	-	182
- Third parties	4,642	2,140
Other payables
- Related parties	1,032	1,851
- Third parties	3,432	2,916
Accrued expenses	1,645	1,350
Income taxes payable	2,305	2,223
VAT payable	1,808	1,379
Distribution payable	1,297	1,096
Convertible notes	2,202	1,841
Derivative conversion feature	1,100	1,100
Penalty payable	-	1,725

Total current liabilities	20,763	19,103

LONG-TERM LIABILITIES
Long-term debt
- Related party	8,125	9,100
Derivative warrants	4,139	4,480

Total long-term liabilities	12,264	13,580

PUDA COAL, INC.
CONSOLIDATED BALANCE SHEETS (Continued)
September 30, 2008 and December 31, 2007
(In thousands of United States dollars)

	September 30, 2008	December 31, 2007
	(Unaudited)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding None	-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 107,335,759 (2007: 105,252,176)	107	105
Paid-in capital	30,455	28,304
Statutory surplus reserve fund	1,366	1,366
Retained earnings	28,388	14,807
Accumulated other comprehensive income	7,942	3,999

Total stockholders’ equity	68,258	48,581

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,285	$81,264

PUDA COAL, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2008 and 2007
(In thousands of United States dollars)

	Nine months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,697	$6,542
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of land-use rights	65	59
Depreciation	1,244	872
Allowance for doubtful debts	6	1
Amortization of debt issue costs	-	6
Amortization of discount on convertible notes and warrants	361	777
Derivative unrealized fair value (gain)/loss	(341)	1,260
Discount on converted shares and exercised warrants	-	638
Stock compensation expense	29	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,895)	(265)
Decrease in other receivables	8	38
Increase in advances to suppliers	(6,081)	(602)
Increase in VAT recoverable	-	(938)
Decrease/(increase) in inventories	13,088	(26,007)
Increase in accounts payable	2,107	51
Increase in accrued expenses	221	34
(Decrease)/increase in other payables	(562)	877
Decrease in income tax payable	(85)	(673)
Increase/(decrease) in VAT payable	318	(1,228)
Increase in penalty payable	379	1,138

Net cash provided by/(used in) operating activities	22,559	(17,420)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(2)	(5,977)

Net cash used in investing activities	(2)	(5,977)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of warrants	-	1,110
Repayment of long-term debt	(975)	(975)

Net cash (used in)/provided by financing activities	(975)	135

Effect of exchange rate changes on cash	1,466	136

Net increase/(decrease) in cash and cash equivalents	23,048	(23,126)
Cash and cash equivalents at beginning of period	16,381	24,943

Cash and cash equivalents at end of period	$39,429	$1,817

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